EXHIBIT 99.1

February 5, 2009

Dear Shareholders:

Although we have not finalized complete financial results for 2008, we believe that it is important to communicate in the interim with some selected information.

Of course you by now have received payment of the fourth quarter dividend signifying that we maintain profitability and, in fact, finished 2008 as a “well-capitalized” bank based on regulatory standards. Moreover, we finished the year with a growth in deposits, which increased almost 8% year-over-year and ended at $780 million. So both profitability and liquidity remain strong, both important factors for banks in our country’s current economic circumstances. We also finished the year with $606 million in loans, representing a 5% increase year-over-year.

We will forward a complete financial presentation in our annual report and in regulatory filings later in the year. Please contact me with questions of comments at (985) 375-0348. As always, we thank you for your support and confidence.

/s/Michael R. Sharp
Michael R. Sharp
President & Chief Executive Officer
First Guaranty Bancshares, Inc.